Exhibit 99.1

NEWS BULLETIN	DDi Corp.
1220 Simon Circle
Anaheim, CA 92806
NASDAQ: DDIC

For Further Information:

Mikel H. Williams	Sally Goff Edwards
Chief Executive Officer	Chief Financial Officer
(714) 688-7200	(714) 688-7200

DDi Corp. Announces First Quarter 2008 Results

Selected Q1 Highlights:

•	Net sales of $47.4 million up 9 percent from prior year first quarter

•	Adjusted EBITDA of $6.0 million up 52 percent from prior year first quarter

•	Net income of $0.7 million up 172 percent from prior year first quarter

•	Repurchased additional 970,052 shares for $5.0 million in cash

ANAHEIM, Calif., April 23, 2008 – DDi Corp. (NASDAQ: DDIC), a leading provider of time-critical, technologically-advanced printed circuit board (“PCB”) engineering and manufacturing services, today reported financial results for its first quarter ended March 31, 2008.

First Quarter Results

First quarter 2008 net sales of $47.4 million increased 9 percent from the prior year’s first quarter net sales of $43.4 million, and increased 5 percent sequentially from fourth quarter 2007 net sales of $45.2 million.

Gross margin as a percentage of net sales for the first quarter of 2008 increased to 20.6 percent from the prior year’s first quarter gross margin of 18.4 percent and also improved sequentially from 17.4 percent in the fourth quarter of 2007.

Mikel Williams, President and CEO of DDi, stated “The first quarter reflects a strong start to 2008. DDi’s technology leadership and operational delivery continues to resonate well with both the commercial and military/aerospace printed circuit board markets. We were able to grow our sales and margins while continuing to effectively manage our costs. As we move into the balance of the year, we see continued solid demand and I believe we are well positioned to continue to execute on our strategy.”

Total sales and marketing expenses for the first quarter of 2008 were $3.3 million, or 6.9 percent of net sales, compared to $3.1 million, or 7.2 percent of net sales for the prior year’s first quarter. On a sequential basis, sales and marketing expenses increased from $2.8 million, or 6.2 percent of net sales in the fourth quarter of 2007. The increase was primarily due to higher variable sales costs on increased sales, as well as higher management incentive accruals.

DDi Corp. First Quarter 2008 Earnings Results

Total general and administrative expenses were essentially flat at $3.8 million, or 8.1 percent of net sales for the first quarter of 2008 compared to $3.8 million, or 8.8 percent of net sales for the prior year’s first quarter, despite the year on year sales growth reflecting management’s efforts to control overhead costs. On a sequential basis, general and administrative expenses increased from $3.3 million, or 7.3 percent of net sales for the fourth quarter of 2007, primarily due to audit fees heavily concentrated in the first quarter of the year and higher management incentive accruals.

Adjusted EBITDA for the first quarter of 2008 was $6.0 million, or 12.7 percent of net sales, a 52 percent improvement over $4.0 million, or 9.1 percent of net sales for the prior year’s first quarter. Adjusted EBITDA also improved sequentially from $5.1 million, or 11.4 percent of net sales for the fourth quarter of 2007. (A reconciliation of this non-GAAP measure is provided after the GAAP financial statements below.)

The Company reported net income of $718,000, or $0.03 per diluted share for the first quarter of 2008, an improvement compared to a net loss of $1.0 million, or $0.04 loss per share for the prior year’s first quarter, and a sequential improvement compared to a net loss of $285,000, or $0.01 loss per share in the fourth quarter of 2007.

Liquidity

As of March 31, 2008, the Company had total cash and cash equivalents of $17.7 million, after using $5.0 in cash to repurchase 970,052 shares of its common stock during the quarter. There were no borrowings outstanding under its revolving credit facility at March 31, 2008 which had a borrowing capacity of approximately $20.0 million.

The Company has used a total of $6.9 million of its cash to repurchase 1,274,505 shares, or over 5 percent of the outstanding shares, of its common stock since the inception of the repurchase program in August 2007.

The Company invested $2.8 million on capital expenditures in the first quarter of 2008.

Conference Call and Webcast

A conference call with simultaneous webcast to discuss first quarter 2008 financial results will be held today at 5:00 p.m. Eastern / 2:00 p.m. Pacific. The call is being webcast and can be accessed at the Company’s web site: www.ddiglobal.com/investor. Participants should access the website at least 15 minutes early to register and download any necessary audio software. A telephone replay of the conference call will be available through May 7, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering the conference ID 21664605. An online replay of the webcast will be available for 12 months at www.ddiglobal.com/investor under “Financial Calendar.” For more information, visit www.ddiglobal.com.

About DDi

DDi is a leading provider of time-critical, technologically-advanced, electronics manufacturing services. Headquartered in Anaheim, California, DDi and its subsidiaries offer PCB engineering, fabrication and manufacturing services to leading electronics OEMs and contract manufacturers worldwide from its facilities across North America and with manufacturing partners in Asia.

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DDi Corp. First Quarter 2008 Earnings Results

Non-GAAP Financial Measures

This release includes ‘adjusted EBITDA’, a non-GAAP financial measure as defined in Regulation G of the Securities Exchange Act of 1934. Management believes that the disclosure of non-GAAP financial measures, when presented in conjunction with the corresponding GAAP measures, provide useful information to the Company, investors and other users of the financial statements and other financial information in identifying and understanding operating performance for a given level of net sales and business trends. Management believes that adjusted EBITDA is an important factor of the Company’s business because it reflects financial performance that is unencumbered by debt service and other non-cash, non-recurring or unusual items. This financial measure is commonly used in the Company’s industry. It is also used by the Company’s lenders to determine components of covenant compliance. However, adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with generally accepted accounting principles. The Company’s definition of adjusted EBITDA may differ from definitions of such financial measure used by other companies. The Company has provided a reconciliation of adjusted EBITDA to GAAP financial information in the attached Schedule of Non-GAAP reconciliations.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding the Company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. The Company cautions that while it makes such statements in good faith and it believes such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, it cannot assure you that the Company’s projections will be achieved. In addition to other factors and matters discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for DDi or its subsidiaries to differ materially from those discussed in forward-looking statements include changes in general economic conditions in the markets in which it may compete and fluctuations in demand in the electronics industry; the Company’s ability to sustain historical margins; increased competition; increased costs; loss or retirement of key members of management; increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.

[Financial Tables follow]

DDi Corp. First Quarter 2008 Earnings Results

DDi Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Qtr. Ended Mar. 31, 2008	Qtr. Ended Mar. 31, 2007	Qtr. Ended Dec. 31, 2007
Net sales	$47,352	$43,447	$45,184
Cost of goods sold	37,609	35,457	37,309

Gross profit	9,743	7,990	7,875
	20.6%	18.4%	17.4%
Operating expenses:
Sales and marketing	3,276	3,124	2,779
General and administrative	3,838	3,811	3,294
Amortization of intangible assets	1,339	1,340	1,340
Restructuring and other related charges	185	77	313

Operating income (loss)	1,105	(362)	149
Interest and other expense (income), net	(48)	333	(139)

Income (loss) before income taxes	1,153	(695)	288
Income tax expense	435	296	573

Net income (loss)	$718	$(991)	$(285)

Net income (loss) per share – basic	$0.03	$(0.04)	$(0.01)
Net income (loss) per share – diluted	$0.03	$(0.04)	$(0.01)
Weighted-average shares used in per share computations – basic	21,988	22,594	22,422
Weighted-average shares used in per share computations – diluted	21,993	22,594	22,422

DDi Corp. First Quarter 2008 Earnings Results

DDi Corp

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$17,747	$20,445
Accounts receivable, net	30,264	26,411
Inventories	15,892	13,696
Prepaid expenses and other	868	657

Total current assets	64,771	61,209
Property, plant and equipment, net	28,601	28,503
Goodwill and intangibles, net	44,776	46,115
Other assets	918	950

Total assets	$139,066	$136,777

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$15,633	$11,024
Accrued expenses and other current liabilities	11,817	10,139

Total current liabilities	27,450	21,163
Other long-term liabilities	4,186	4,449

Total liabilities	31,636	25,612

Stockholders’ equity:
Common stock, additional paid-in-capital and treasury stock	236,704	241,086
Accumulated other comprehensive income	400	471
Accumulated deficit	(129,674)	(130,392)

Total stockholders’ equity	107,430	111,165

Total liabilities and stockholders’ equity	$139,066	$136,777

DDi Corp. First Quarter 2008 Earnings Results

DDi Corp.

Schedule of Non-GAAP Reconciliations

(In thousands)

(Unaudited)

	Qtr. Ended Mar. 31, 2008	Qtr. Ended Mar. 31, 2007	Qtr. Ended Dec. 31, 2007
Adjusted EBITDA:
GAAP net income (loss)	$718	$(991)	$(285)
Add back:
Interest and other expense (income), net	(48)	333	(139)
Income tax expense	435	296	573
Depreciation	2,736	2,362	2,737
Amortization of intangible assets	1,339	1,340	1,340
Non-cash compensation	650	552	604
Restructuring and other related charges	185	77	313

Adjusted EBITDA **	$6,015	$3,969	$5,143

**	Earnings before interest and other, income taxes, depreciation, amortization, non-cash compensation, and restructuring and other related charges